SAMSON OIL & GAS ADDS DR. DEANN CRAIG TO BOARD OF DIRECTORS

Denver 1700 hours July 11th, Perth 0700 hours July 12th, 2011

Samson Oil & Gas Limited (ASX: SSN; NYSE AMEX: SSN) advises that its Board of Directors has today appointed Dr. DeAnn Craig to the Board as a non-executive Director. Dr. Craig joins the Board immediately and, in conjunction with that role, will be an “independent director” under NYSE Amex rules and will serve on Samson’s Audit Committee.

Dr. Craig brings to the Samson Board a wealth of experience from an exemplary career in the energy industry. During her career Dr. Craig has been a drilling engineer, a reservoir engineer responsible for reserves determination and property valuation, and progressed to senior management in several companies, including Phillips Petroleum, now ConocoPhillips, and CNX Gas. Dr. Craig is currently a consultant within the oil and gas industry. Dr. Craig is a graduate of the Colorado School of Mines, from which she holds several degrees, including a BSc in Chemical and Petroleum Refining Engineering and a BSc in Mineral Engineering Chemistry. She has also earned an MSc in Mineral Economics, a Masters in international Political Economy of Resources and a Ph.D.  Dr. Craig is a registered, professional engineer in the state of Colorado.

Dr. Craig also holds an MBA from Regis University and currently serves on the Colorado Oil and Gas Conservation Commission, which regulates the exploration and production of oil and gas resources in Colorado, including the protection of mineral owners’ rights, the prevention of waste, and the prevention and mitigation of adverse environmental impacts. She is also an Adjunct Professor at the Colorado School of Mines where she teaches a graduate course on economic uncertainty and property valuation.

Dr. Craig is a past President of the Society of Petroleum Engineers, currently serves as President of the American Institute of Mining, Metallurgical, and Petroleum Engineers, and has held numerous honorary positions on industry bodies as well as being a past member of the Board of Trustees of the Colorado School of Mines.

In accordance with Samson’s constitution, Dr. Craig’s appointment will be submitted to a vote of its shareholders at their annual shareholder meeting in November of this year.

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange AMEX under the symbol "SSN".  Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 1,996 million ordinary shares issued and outstanding (including 264 million options exercisable at AUD 1.5 cents), which would be the equivalent of 99.8 million ADSs.  Accordingly, based on the NYSE AMEX closing price of US$2.80 per ADS on July 11th, 2011 the Company has a current market capitalization of approximately US$275.0 million.  Correspondingly, based on the ASX closing price of A$0.13 on July 11th, 2011, the Company has a current market capitalization of A$255.5 million.  The options have been valued at their closing price of A$0.115 on July 11th, 2011 and translated to US$ at the current exchange of 1.0719 for purposes of inclusion in the US$ market capitalization calculation.

For and on behalf of the board of
SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR
Managing Director

Statements made in the presentation that is available on Samson’s website that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities.

A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the Company's registration statement and report to the U.S. Securities and Exchange Commission on Form 20-F, as amended, a copy of which is available at www.sec.gov/edgar/searchedgar/webusers.htm.